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                                                                    EXHIBIT 11.1


                           MIDCOM COMMUNICATIONS INC.

                       COMPUTATION OF NET LOSS PER SHARE

                                  (Unaudited)


                                                                                   Three months ended         Nine months ended
                                                                                      September 30,              September 30,
                                                                                  -----------------------------------------------
(In thousands, except per share data)                                               1996       1995            1996        1995
---------------------------------------------------------------------------------------------------------------------------------

Loss before extraordinary item                                                    $(18,259)  $(4,921)        $(77,420)   $ (8,944)
Extraordinary item: loss on early redemption of debt                                     -    (2,992)               -      (2,992)
                                                                                  ------------------         --------------------
Net loss                                                                          $(18,259)  $(7,913)        $(77,420)   $(11,936)
                                                                                  ------------------         --------------------


Weighted average common shares outstanding                                          15,681    12,558           15,442       9,833

Net effect of stock options and warrants granted during the
    twelve months prior to the filing of the registration statement with respect to the Company's initial public offering at less than the $11.00 offering price calculated using the treasury stock method and treated as outstanding for all periods prior to the
    closing of the Company's initial public offering.                                    -       975                -         975

Weighted average common shares giving effect to the
     redemption of Series A Redeemable Preferred Stock, calculated
     assuming net proceeds at the $11.00 offering price.                                 -       840                -         840
                                                                                  ------------------         --------------------
Weighted average shares outstanding                                                 15,681    14,373           15,442      11,648
                                                                                  ------------------         --------------------


Per share amounts:
     Loss before extraordinary item                                               $  (1.16)  $ (0.34)        $  (5.01)   $  (0.77)
     Extraordinary item                                                                  -     (0.21)               -       (0.25)
                                                                                  ------------------         --------------------
Net loss per share                                                                $  (1.16$  $ (0.55)        $  (5.01)   $  (1.02)
                                                                                  ------------------         --------------------
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